Exhibit (e)(1)(i)

GMO SERIES TRUST

AMENDED AND RESTATED

SCHEDULE A

TO CONFORMING DISTRIBUTION AGREEMENT

DATED AS OF DECEMBER 14, 2018

LIST OF GMO SERIES TRUST FUNDS

GMO Benchmark-Free Allocation Series Fund[1]
GMO Climate Change Series Fund[2]

GMO Core Plus Bond Series Fund[1]
GMO Emerging Country Debt Series Fund[1]
GMO Emerging Markets Series Fund[1]
GMO Emerging Domestic Opportunities Series Fund[3]
GMO Global Asset Allocation Series Fund[1]
GMO Global Equity Allocation Series Fund[1]
GMO International Developed Equity Allocation Series Fund[4]
GMO International Equity Allocation Series Fund[1]
GMO Opportunistic Income Series Fund[3]
GMO Quality Series Fund[1]

GMO Resources Series Fund[2]
GMO SGM Major Markets Series Fund[5]
GMO U.S. Equity Series Fund[6]

_________________

[1]	Effective November 4, 2011.
[2]	Effective December 6, 2017.
[3]	Effective December 14, 2018.
[4]	Effective August 31, 2013.
[5]	Effective January 3, 2016.
[6]	Effective August 23, 2011.

IN WITNESS WHEREOF, the parties hereto agree that by signing below the provisions of the Conforming Agreement apply to each of series of the Series Trust listed herein.

GMO SERIES TRUST*

By:	/s/ Douglas Y. Charton
Name:	Douglas Y. Charton
Title:	Vice President
Reviewed by:	DYC

*GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of the Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of the Series Trust are not binding upon any of the Trustees or shareholders individually or any other series, but are binding only upon the assets and property of that series.

FUNDS DISTRIBUTOR, LLC

By:	/s/ Mark Fairbanks
Name:	Mark A. Fairbanks
Title:	Vice President